Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.22

Q1 EPS of $0.25, Excluding Loss Associated with Forth & Towne

SAN FRANCISCO – May 24, 2007 – Gap Inc. (NYSE: GPS) today reported net earnings for the first quarter, which ended May 5, 2007, of $178 million, or $0.22 per share on a diluted basis, compared with $242 million, or $0.28 per share, for the first quarter of last year. For the first quarter of 2007, diluted earnings per share were $0.25, excluding the loss associated with Forth & Towne of $45 million, or $0.03 per share. Please see the reconciliation of diluted earnings per share excluding Forth & Towne’s net loss, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

First quarter net sales were $3.56 billion, compared with $3.44 billion for the first quarter of last year. Due to the 53rd week in fiscal year 2006, first quarter 2007 comparable store sales are compared with the thirteen-week period ended May 6, 2006. On this basis, comparable store sales decreased 4 percent, compared with a decrease of 9 percent as reported for the first quarter of 2006. The company’s online sales for the first quarter were $195 million, compared with $159 million for the first quarter of last year.

“We are actively working to fix our core business, retain and recruit talent, and streamline operations so that our organization can be more nimble and efficient,” said Bob Fisher, interim president and chief executive officer at Gap Inc. “We took important steps in the first quarter by strengthening leadership teams and refining strategies at Gap and Old Navy. While we are making progress, there is more work to be done.”

Store Sales Results By Division

The following table represents the company’s first quarter comparable store sales and net sales by division:

	First Quarter Comparable Store Sales		First Quarter Net Sales
	2007	2006	2007	2006
Gap North America	-4%	- 8%	$1.1 billion	$1.1 billion
Banana Republic North America	-2%	- 5%	$559 million	$518 million
Old Navy North America	-5%	- 11%	$1.5 billion	$1.5 billion
International	-3%	- 11%	$353 million	$296 million

Additional Results and 2007 Outlook

Earnings

The company reaffirmed that it expects fiscal year 2007 diluted earnings per share on a GAAP basis to be $0.76 to $0.86. The company also continues to expect diluted earnings per share, excluding Forth & Towne’s expected net loss of $0.04, to be $0.80 to $0.90. Please see the reconciliation of expected diluted earnings per share excluding Forth & Towne’s net loss, a non-GAAP financial measure, to a GAAP financial measure in the table at the end of this release.

Effective Tax Rate

The effective tax rate was 37 percent for the first quarter of 2007. The company continues to expect the effective tax rate to be about 39 percent for full year 2007.

Cash and Debt

The company ended the first quarter with $2.8 billion in cash and investments. This represents $2.3 billion more in cash and investments than debt. For the first quarter, free cash flow was an inflow of $159 million. The company reaffirmed that for the full year it expects to generate about $500 million in free cash flow. The company expects to repay about $325 million of debt in fiscal year 2007. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

Dividends

The company paid a dividend of $0.08 per share during the first quarter and expects to pay about $260 million in dividends in fiscal year 2007. The company’s management team remains committed to returning cash to its shareholders. Since October 2004, the company has repurchased over $4 billion in shares and has paid about $530 million in dividends.

Margins

Gross margin of 38.1 percent declined 2.1 points in the first quarter compared to the prior year, driven primarily by markdown activity at Gap brand. Operating margin for the first quarter was 7.3 percent. The company continues to expect that the operating margin for fiscal year 2007 will be in the high single-digits. Please see the financials sections on www.gapinc.com for the company’s explanation of numerical range guidance.

Inventory

The company reported that inventory per square foot was down 8 percent at the end of the first quarter on a year-over-year basis as compared to being down 5 percent last year. The company now expects the percent change in inventory per square foot at the end of the second quarter in fiscal year 2007 to be down in the low-single digits, compared with a 6 percent decline in the second quarter of fiscal year 2006. The company expects the percent change in inventory per square foot at the end of the third quarter of fiscal year 2007 to be down in the low-single digits, compared with flat inventory per square foot in the third quarter of fiscal year 2006.

Interest Expense

The company reaffirmed that it expects fiscal year 2007 interest expense to be about $35 million.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense for fiscal year 2007 to be about $550 million.

Capital Expenditures

First quarter capital expenditures were $122 million. The company continues to expect capital spending to be about $700 million in fiscal year 2007.

Real Estate

Through May 5, 2007, the company opened 41 store locations, closed 20 store locations and net square footage increased 1 percent. The company reaffirmed that it expects to open 30 store locations on a net basis for fiscal year 2007. This includes about 230 store openings, weighted toward Old Navy, and about 200 closures, weighted toward Gap brand. The expected closures include 19 Forth & Towne store locations. Included in both the expected store openings and closings for 2007 are 45 Old Navy Outlet stores that are expected to be converted to Old Navy stores. Square footage is still expected to increase about 1 percent for fiscal year 2007.

The following tables represent the number of store location openings and closings, and square footage by brand.

	May 5, 2007
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,293	11	10	1,294	12.4
Gap Europe	168	3	1	170	1.5
Gap Asia	105	4	3	106	1.0
Old Navy North America	1,012	11	2	1,021	19.4
Banana Republic North America	521	7	3	525	4.5
Banana Republic Japan	13	5	—	18	0.1
Forth & Towne	19	—	1	18	0.2
Total	3,131	41	20	3,152	39.1

	April 29, 2006
	Beginning Q1 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q1	Sq. Ft. (millions)
Gap North America	1,335	11	18	1,328	12.6
Gap Europe	165	—	1	164	1.5
Gap Asia	91	7	—	98	1.0
Old Navy North America	959	13	1	971	18.6
Banana Republic North America	494	3	1	496	4.2
Banana Republic Japan	4	4	—	8	—
Forth & Towne	5	—	—	5	0.1
Total	3,053	38	21	3,070	38.0

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s first quarter 2007 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Bob Fisher, Gap Inc. interim president and chief executive officer; Byron Pollitt, Gap Inc. executive vice president and chief financial officer; Dawn Robertson, president of Old Navy; and Sabrina Simmons, senior vice president, Corporate Finance, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

May Sales

The company will report May sales on June 7, 2007.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the first quarter of 2007 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share on a GAAP basis for fiscal year 2007; (ii) diluted earnings per share excluding Forth & Towne’s net loss for fiscal year 2007; (iii) Forth & Towne’s expected net loss per share for fiscal year 2007; (iv) effective tax rate for fiscal year 2007; (v) free cash flow for fiscal year 2007; (vi) expected net cash provided by operating activities for fiscal year 2007; (vii) debt repayment in fiscal year 2007; (viii) full year dividends for fiscal year 2007; (ix) operating margin for fiscal year 2007; (x) year-over-year change in inventory per square foot at the end of the second and third quarters of fiscal year 2007; (xi) interest expense for fiscal year 2007; (xii) depreciation and amortization for fiscal year 2007; (xiii) capital spending for fiscal year 2007; (xiv) store openings and closings, and weightings by brand, for fiscal year 2007; (xv) increase in real estate square footage for fiscal year 2007; (xvi) Gap brand inventory levels in fiscal year 2007; and (xvii) expected continuous improvements in results at Old Navy throughout fiscal 2007.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of May 24, 2007 and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

# # #

Investor Relations:	Media Relations:
Evan Price	Kris Marubio
415-427-2161	415-427-1798

Greg Rossiter
415-427-2360

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millons)	May 5, 2007	April 29, 2006
ASSETS
Current Assets:
Cash and equivalents	$2,222	$1,822
Short-term investments	522	999
Restricted cash	43	49
Merchandise inventory	1,814	1,906
Other current assets	680	570

Total current assets	5,281	5,346
Property and equipment, net	3,153	3,205
Other assets	415	348

Total assets	$8,849	$8,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$326	$—
Accounts payable	1,070	1,236
Accrued expenses and other current liabilities	802	788
Income taxes payable	70	154

Total current liabilities	2,268	2,178

Long-Term Liabilities:
Long-term debt	188	513
Lease incentives and other liabilities	1,066	929

Total long-term liabilities	1,254	1,442

Total stockholders’ equity	5,327	5,279

Total liabilities and stockholders’ equity	$8,849	$8,899

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended	13 Weeks Ended
($ in millions except per share amounts, shares in thousands)	May 5, 2007	April 29, 2006
Net sales	$3,558	$3,441
Cost of goods sold and occupancy expenses	2,204	2,059

Gross profit	1,354	1,382

Operating expenses	1,094	1,009
Interest expense	10	10
Interest income	(33)	(31)

Earnings before income taxes	283	394
Income taxes	105	152

Net earnings	$178	$242

Weighted average number of shares - basic	815,401	852,739
Weighted average number of shares - diluted	818,682	860,681

Earnings per share - basic	$0.22	$0.28
Earnings per share - diluted	0.22	0.28

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29, 2006
Cash Flows from Operating Activities:
Net earnings	$178	$242
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	134	135
Share-based compensation	11	8
Other non-cash items	33	5
Deferred income taxes	(123)	(23)
Changes in operating assets and liabilities:
Merchandise inventory	(9)	(203)
Other assets	(93)	(70)
Accounts payable	(61)	90
Accrued expenses and other current liabilities	(31)	47
Income taxes payable, net of prepaid income taxes	75	81
Lease incentives and other liabilities	167	4

Net cash provided by operating activities	281	316

Cash Flows from Investing Activities:
Purchase of property and equipment	(122)	(91)
Purchase of short-term investments	(345)	(565)
Maturities of short-term investments	393	518
Change in restricted cash	1	6
Changes in lease rights and other assets	6	4

Net cash used for investing activities	(67)	(128)

Cash Flows from Financing Activities:
Proceeds from share-based compensation	30	40
Purchase of treasury stock	—	(382)
Excess tax benefit from exercise of stock options	2	2
Cash dividends paid	(65)	(68)

Net cash used for financing activities	(33)	(408)

Effect of exchange rate fluctuations on cash	11	7

Net increase (decrease) in cash and equivalents	192	(213)
Cash and equivalents at beginning of period	2,030	2,035

Cash and equivalents at end of period	$2,222	$1,822

(a)	Depreciation and amortization includes the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

RECONCILIATION OF DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

	13 Weeks Ended May 5, 2007	Expected 52 Weeks Ending February 2, 2008
Diluted earnings per share on a GAAP basis	$0.22	$0.76 to 0.86
Add: Net loss per share of Forth & Towne	0.03	0.04

Diluted earnings per share on a non-GAAP basis (a)	$0.25	$0.80 to 0.90

(a)	Diluted earnings per share excluding Forth & Towne’s net loss is a non-GAAP financial measure. We believe this is an important metric as it represents our diluted earnings per share from continuing operations.

RECONCILIATION OF FIRST QUARTER 2007 AND 2006 NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29, 2006
Net cash provided by operating activities	$281	$316
Less: Purchase of property and equipment	(122)	(91)

Free cash flow (b)	$159	$225

RECONCILIATION OF FISCAL YEAR 2007 EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending February 2, 2008

Expected net cash provided by operating activities	$1,200
Less: Expected purchase of property and equipment	(700)

Expected free cash flow (b)	$500

(b)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures and we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.